                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT:   Steven G. Felsher
                                                       212-546-2440

                                                       Jan Sneed
                                                       212-546-2422

            Grey Global Group Inc. Completes the Private Offering of
             Contingent Convertible Subordinated Debentures Due 2033

     NEW YORK, N.Y., October 28, 2003 - Grey Global Group Inc. (Nasdaq: GREY) today completed the sale, through a private offering, of $125 million aggregate principal amount of its contingent convertible subordinated debentures due 2033 (the "Debentures"). The Company expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include, without limitation, possible acquisitions. The Company has no specific agreements or commitments, and is not currently engaged in any negotiations, regarding any material acquisition.

     The initial purchasers of the Debentures have the option to purchase up to $25 million aggregate principal amount of additional Debentures.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities offered have not been registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for the Company, including the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

                                      # # #




                                       5